Exhibit 10.2
AMENDMENT TO STOCK PURCHASE AGREEMENT

This amendment dated October 22, 2009 to the Stock Purchase Agreement dated April 13, 2009 and the amendment thereto by and amongst Global Holdings, Inc. ("Global" or the "Company"), Mitchell Cohen (“Cohen"), Stuart Davis ("Davis") (collectively Cohen and Davis are referred to as the "Sellers") and Alpha 1 Security, Inc. ("Purchaser"). The Company, Seller and Purchaser may collectively be referred to as the "Parties".

BACKGROUND

    A.  Purchaser and Seller are the parties to that certain Stock Purchase Agreement dated April 13, 2009 between the parties and amendment there (collectively the Stock Purchase Agreement and all Amendments shall be referred to as the "SPA"); and

    B.  The parties desire to amend certain parts of the SPA as set forth below.

NOW. 'THEREFORE, in consideration of the execution and delivery of the Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

    1.    Section 2.2 of the Agreement is amended to reflect that the total balance of the purchase price shall be $160,000 and shall be paid in the following manner:

   a. $160,000 on October 23, 2009

    2.    The amounts set forth shall be non-refundable upon receipt_ The Sellers shall have no obligation to deliver any shares until the full payment of $160,800 has been delivered to the Sellers. In the event that Purchaser fails to make any payments in accordance with the Agreement the Purchaser shall be in default of the Agreement and the Sellers shall have no obligation to deliver any shares to the Purchaser or abide by any further terms of the Agreement There will be no grace periods and all funds must be received by seller's attorney in their wire account by 4 PM EST on October 23. 2009.

   3.    In accordance with the SPA, the Sellers were to deliver 163,568,000 shares (post split) to the Purchaser. The parties hereby agree that the SPA is amended to reflect that the total shares to be delivered by the Sellers will be 161,568,000 shares (post split). In addition, it is agreed that the total of 5,832,000 shares retained the Sellers will be "freed up" in ninety days from October 23, 2009 in accordance with Rule 144. Sellers shall have their counsel provide an opinion at Closing to be held in escrow until the ninety (90) day period has passed. It is further understood that the shares to be retained by Sellers shall be subject to an anti-dilution clause for two years from the date of Closing so that if the Company undertakes a reverse split at any time during the two year period then the Company will reissue shares to the Sellers so that they shall maintain a total of 5,832,000 shares (less any shares sold by the Sellers) until the two year period has elapsed. The Purchaser and its agents agree to that this agreement is final and binding.

    4.    This Amendment shall be deemed part of, but shall take precedence over and supersede any provisions to the contrary contained in the Agreement. All initial capitalized terms used in this Amendment shall have the same meaning as set forth in the Agreement unless otherwise provided.

Except as specifically modified hereby, all of the provisions of the Agreement which are not in conflict with the terms of this Amendment shall remain in full force and effect.

    IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

Company:	By: /s/Mitchell Cohen
Name: Mitchell Cohen
Title: President & CFO

Seller:	By: /s/Mitchell Cohen
Name: Mitchell Cohen, Individually

Seller:	By: /s/Stuart Davis
Name: Stuart Davis, Individually

Purchaser:	Alpha 1 Security, Inc.

By: /s/Mark McCloy
Name: Mark McCloy, President